Exhibit 99.1

Inquiries should be directed to: Investor Relations Contact Craig Jackson, Assistant Treasurer phone (937) 259-7033	News Media Contact phone (937) 224-5940 e-mail communications@dplinc.com

DPL Reports First Quarter 2010 Earnings;

Revises 2010 Earnings Guidance

DAYTON, Ohio — April 29, 2010 — DPL Inc. (NYSE: DPL) today reported first quarter 2010 earnings of $0.61 per share, compared to $0.61 per share for the same period in 2009.  Earnings per share information reported in this press release is based on diluted shares outstanding unless otherwise noted.  Total diluted shares outstanding were 116.2 million for the first quarter 2010 and 112.7 million for the same period in 2009.

The key drivers behind first quarter 2010 earnings per share compared to first quarter 2009 were:

•                  Implementation of the fuel, capacity and transmission riders and the continued recovery of environmental costs; and

•                  Increased wholesale revenues due to higher wholesale sales; offset by

•                  Lower gains realized on coal and emission allowance sales; and

•                  Deferral of RTO related costs in the first quarter 2009.

“Through solid execution, we have reported strong earnings for the quarter,” said Paul Barbas, DPL President and CEO.  “We are seeing the first positive signs in our service area that sales are stabilizing, especially in the industrial sector, and the company continues to generate strong cash flows.  As we look forward to the balance of the year, we will continue to maintain our sharp focus on operational execution and cost control.”

2010 Financial Results

Revenues increased $36.2 million, or 9%, to $451.2 million for the three months ended March 31, 2010 compared to $415.0 million for the same period in 2009.  This increase was primarily the result of higher average retail rates and increased wholesale sales volumes, partially offset by a decrease in RTO capacity and other RTO revenues.

Retail revenues increased $34.3 million resulting primarily from the implementation of the fuel, transmission and capacity riders and the continued recovery of environmental costs.  Retail sales volumes were relatively flat compared to the same period in 2009.

Wholesale revenues increased $9.3 million, primarily as a result of a 33% increase in wholesale volumes, partially offset by a 2% decrease in average wholesale sales prices.

RTO capacity and other revenues decreased $7.4 million primarily due to a decrease in PJM capacity revenue of $3.1 million and a decrease in PJM transmission and congestion revenues of $4.4 million.

	Three Months Ended March 31,
$ in millions	2010	2009	Variance
Retail	$354.6	$320.3	$34.3
Wholesale	40.2	30.9	9.3
RTO Revenues	21.1	25.5	(4.4)
RTO Capacity Revenues	32.3	35.4	(3.1)
Other Revenues	3.0	2.9	0.1
Total Revenues	$451.2	$415.0	$36.2

Fuel Costs, which include coal (net of gains on sales), gas, oil, and emission allowances (net of gains on sales), increased $20.5 million, or 25%, for the three months ended March 31, 2010 compared to the same period in 2009.  The increase was primarily due to a $22.5 million decrease in gains realized from coal and emission allowance sales and a 4% increase in generation volume, partially offset by a 5% reduction in average fuel prices.

	Three Months Ended March 31,
$ in millions	2010	2009	Variance
Fuel Costs	$102.3	$104.3	$(2.0)
Gains on Coal Sales	(0.2)	(20.7)	20.5
Emission Allowances	(0.2)	(2.2)	2.0
Total Fuel Costs	$101.9	$81.4	$20.5

Purchased Power costs increased $13.1 million for the three months ended March 31, 2010 compared to the same period in 2009.  The increase in purchased power costs primarily reflected a $20.8 million reduction to RTO related cost deferrals.  During the first quarter 2009, $23 million of RTO related costs were deferred, of which $13.5 million related to 2008.  Also contributing to higher purchased power costs was an increase of $4.2 million relating to higher average market prices.  These increases were partially offset by a $6.2 million, or 40%, reduction in purchased power volumes and a $5.7 million decrease in net RTO and capacity charges.

	Three Months Ended March 31,
$ in millions	2010	2009	Variance
Purchased Power	$13.7	$15.7	$(2.0)
RTO Charges	30.6	30.6	0.0
RTO Capacity Charges	30.7	36.4	(5.7)
(Deferral) of RTO Related Charges, net	(2.2)	(23.0)	20.8
Total Purchased Power	$72.8	$59.7	$13.1

Gross margin increased $2.6 million, or 1%, to $276.5 million for the three months ended March 31, 2010 compared to $273.9 million for the same period in 2009.

Operation and maintenance expense increased $1.7 million, or 2%, for the three months ended March 31, 2010 compared to the same period in 2009.  The increase was primarily attributable to a $5.1 million increase in customer program costs and low-income assistance costs, both of which are funded through rate riders, a $1.2 million increase in pension costs, and a $1.0 million increase in employee benefit costs. These increases were partially offset by a $3.4 million insurance settlement and a $3.2 million decrease in maintenance costs at partner owned generating facilities.

Depreciation and amortization costs increased $1.5 million for the three months ended March 31, 2010 compared to the same period in 2009 primarily as a result of higher asset balances at the generating stations.

Interest expense decreased $3.8 million, or 17%, for the three months ended March 31, 2010 compared to the same period in 2009.  This decrease was primarily the result of interest savings related to the redemption of DPL’s $175 million 8% Senior Notes in March 2009 and the early redemption in December 2009 of $52.4 million of the $195 million 8.125% Note to DPL Capital Trust II.

Income Taxes for the three months ended March 31, 2010 decreased less than $0.1 million compared to the same period in 2009 primarily due to a decrease in the estimated annual effective tax rate.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $88.9 million at March 31, 2010 compared to $74.9 million at December 31, 2009.  In addition, DPL had $33.7 million in short-term investments at March 31, 2010.  The increase in cash and cash equivalents was primarily attributed to $122.6 million of cash generated from operating activities partially offset by $39.8 million of capital expenditures, $35.0 million of dividends paid on common stock, and $33.7 million in purchases of short-term investments.

Construction additions were $30.2 million and $29.8 million during the three month periods ended March 31, 2010 and 2009 respectively and are expected to approximate $210 million in 2010.

Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  For the period 2010 through 2012, DPL is projecting to spend an estimated $610 million on capital projects. This estimate does not include projected capital costs associated with the AMI/Smart Grid plan which was filed with the Public Utilities Commission of Ohio on August 4, 2009.

2010 Earnings Guidance

DPL has revised its 2010 earnings guidance of $2.35 to $2.60 per share to $2.35 to $2.55 per share.  The company will discuss its 2010 earnings guidance and other 2010 projections during its first quarter 2010 conference call and webcast.

Conference Call and Webcast

At 9:00 a.m. Eastern Time on Friday, April 30, 2010, DPL will host a conference call and webcast to review first quarter 2010 financial results, discuss recent company events, and review its 2010 earnings guidance and other projections.  The conference call will be available in listen-only mode for investors, media and the public by dialing 888-680-0892 for domestic participants or 617-213-4858 for international callers.  The access code is 56441179.  Please dial into the call at least 15 minutes prior to the start of the call to register.

The webcast can be accessed real-time at www.dplinc.com.  Interested parties are encouraged to visit the web-site at least 15 minutes prior to the start of the webcast to register.  The webcast will be available for replay on the DPL web-site in the investor relations section following the conference call.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL’s principal subsidiaries include The Dayton Power and Light company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions, including impacts the current financial crisis may have on our business and financial condition; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.

DPL Inc.

CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended
	March 31,
$ in millions except per share amounts	2010	2009
	(unaudited)
Revenues	$451.2	$415.0

Cost of revenues:
Fuel	101.9	81.4
Purchased power	72.8	59.7

Total cost of revenues	174.7	141.1

Gross margin	276.5	273.9

Operating expenses:
Operation and maintenance	80.6	78.9
Depreciation and amortization	37.4	35.9
General taxes	32.5	32.1

Total operating expenses	150.5	146.9

Operating income	126.0	127.0

Other income / (expense), net:
Investment income	0.1	0.5
Interest expense	(17.9)	(21.7)
Other income (deductions)	(0.8)	(0.2)
Total other income / (expense), net	(18.6)	(21.4)

Earnings before income tax	107.4	105.6

Income tax expense	36.4	36.4

Net Income	$71.0	$69.2

Average number of common shares outstanding (millions):
Basic	115.6	112.1
Diluted	116.2	112.7

Earnings per share of common stock:
Basic	$0.61	$0.62
Diluted	$0.61	$0.61

Dividends paid per share of common stock	$0.3025	$0.2850

DPL Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
$ in millions	2010	2009
	(unaudited)
Cash flows from operating activities:
Net income	$71.0	$69.2

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37.4	35.9
Deferred income taxes	10.5	3.6
Changes in certain assets and liabilities	(9.5)	(36.4)
Other	13.2	1.0
Net cash provided by operating activities	122.6	73.3

Cash flows from investing activities:
Capital expenditures	(39.8)	(50.2)
Purchase of short-term investments and securities	(33.7)	(5.1)
Sale of short-term investments and securities	—	10.1
Other	2.2	2.3
Net cash used for investing activities	(71.3)	(42.9)

Cash flows from financing activities:
Dividends paid on common stock	(35.0)	(32.1)
Repurchase of warrants	—	(15.9)
Retirement of long-term debt	—	(175.0)
Withdrawal of restricted funds held in trust, net	—	6.7
Withdrawals from revolving credit facilities	—	150.0
Repurchase of DPL common stock	(3.9)	—
Exercise of stock options	1.4	—
Tax impact related to exercise of stock options	0.2	—
Net cash used for financing activities	(37.3)	(66.3)

Cash and cash equivalents:
Net change	14.0	(35.9)
Balance at beginning of period	74.9	62.5

Cash and cash equivalents at end of period	$88.9	$26.6

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$23.7	$28.4
Income taxes refunded net	$5.1	$5.0
Non-cash financing and investing activities:
Accruals for capital expenditures	$13.3	$15.9

DPL Inc.

CONSOLIDATED BALANCE SHEETS

	At	At
	March 31,	December 31,
$ in millions	2010	2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$88.9	$74.9
Short-term investments	33.7	—
Accounts receivable, net	221.3	212.8
Inventories, at average cost	122.7	125.7
Taxes applicable to subsequent years	44.6	59.5
Other prepayments and current assets	30.8	24.1
Total current assets	542.0	497.0

Property, plant and equipment:
Property, plant and equipment	5,289.8	5,269.2
Less: Accumulated depreciation and amortization	(2,483.5)	(2,466.0)
	2,806.3	2,803.2
Construction work in process	85.7	89.0
Total net property	2,892.0	2,892.2

Other noncurrent assets:
Regulatory assets	215.2	214.2
Other deferred assets	33.8	38.3
Total other noncurrent assets	249.0	252.5

Total Assets	$3,683.0	$3,641.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$100.4	$100.6
Accounts payable	81.5	77.2
Accrued taxes	69.6	70.2
Accrued interest	18.0	23.5
Customer security deposits	19.0	19.4
Other current liabilities	26.2	24.0
Total current liabilities	314.7	314.9

Noncurrent liabilities:
Long-term debt	1,223.6	1,223.5
Deferred taxes	582.0	569.1
Regulatory liabilities	127.9	125.4
Pension, retiree and other benefits	89.0	111.7
Unamortized investment tax credit	34.5	35.2
Insurance and claims costs	16.2	16.2
Other deferred credits	129.3	122.9
Total noncurrent liabilities	2,202.5	2,204.0

Redeemable preferred stock of subsidiary	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.2	1.2
Warrants	2.9	2.9
Common stock held by employee plans	(18.4)	(19.3)
Accumulated other comprehensive loss	(22.7)	(29.0)
Retained earnings	1,179.9	1,144.1
Total common shareholders’ equity	1,142.9	1,099.9

Total Liabilities and Shareholders’ Equity	$3,683.0	$3,641.7

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Electric Sales (millions of kWh):
Residential	1,595	1,601
Commercial	886	916
Industrial	801	760
Other retail	337	338
Total retail	3,619	3,615

Wholesale	759	571

Total electric sales	4,378	4,186

Operating Revenues ($ in thousands):
Residential	$180,086	$160,251
Commercial	89,000	80,555
Industrial	57,601	53,841
Other retail	26,427	23,720
Other miscellaneous revenues	1,486	1,975
Total retail	354,600	320,342

Wholesale	40,233	30,904

RTO revenues	53,428	60,912

Other revenues	2,937	2,862

Total operating revenues	$451,198	$415,020

Other Statistics:
Average price per kWh - retail (cents)	9.76	8.81
Fuel cost per net kWh generated (cents)	2.31	2.53
Fuel cost per net kWh generated (cents)-includes allowance / coal sales and derivative gains / losses	2.38	1.97
Electric customers at end of period	515,619	515,827
Average kWh use per residential customer	3,493	3,502
Peak demand - maximum one-hour use (mw)	2,407	2,708
Total generation (millions of kWh)	4,289	4,132

Degree Days
Heating	3,058	2,893
Cooling	—	1

Inquiries concerning this report should be directed to:

Craig Jackson

Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.